Exhibit 10.35

ASSET PURCHASE AGREEMENT

by and among

SELECTMRI ACQUISITION, LLC,

SELECTMRI, LLC,

and

THE MEMBERS NAMED HEREIN

Dated as of January 28, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is hereby entered into effective January 28, 2008 (“Effective Date”), by and among SELECTMRI ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), SELECTMRI, LLC, a Florida limited liability company (“Seller”), and those members of Seller listed on the signatures pages hereto (each a “Member” and collectively, the “Members”). (Buyer, Seller and each Member may be referred to herein individually as a “Party” and collectively, as the “Parties”). Capitalized terms not otherwise defined herein have that meaning as is set forth in the attached Exhibit A.

WHEREAS, Members collectively own one hundred percent (100%) of the membership interests of Seller; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement (the “Acquisition”).

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1

SALE AND TRANSFER OF ASSETS; CLOSING

1.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property, including those items described in Schedule 1.1(a);

(b) all Inventories, including those listed in Schedule 1.1(b);

(c) all Accounts Receivable, including those listed in Schedule 1.1(c). In addition to the foregoing, Seller hereby agrees that upon receipt of any cash which arises out of account receivables, to promptly transfer said funds to Buyer;

(d) all Seller Contracts, including those listed in Schedule 1.1(d), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 1.1(e);

(f) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records;

(g) all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings, including those items listed in Schedule 1.1(g);

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets;

(i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 1.1(i); and

(j) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, including all such rights listed in Schedule 1.1(j).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 1.4(a).

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash, cash equivalents and short-term investments;

(b) all minute books, membership interest Records and seals;

(c) all insurance policies and rights thereunder (except to the extent specified in Section 1.1(h) and (i));

(d) all personnel Records and other Records that Seller is required by law to retain in its possession;

(e) all claims for refund of Taxes and other governmental charges of whatever nature;

(f) all rights in connection with and assets of the Employee Plans;

(g) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement, and

(h) the property and assets expressly designated in Schedule 1.2(h).

1.3 Consideration. The aggregate consideration for the Assets will be Five Hundred Thousand Dollars ($500,000) (the “Purchase Price”). At the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows:

(a) Fifty Thousand Dollars ($50,000) (the “Escrow Amount”) shall be placed in escrow to be disbursed pursuant to the Escrow Agreement and the terms outlined herein; and

(b) A cash payment by wire transfer of immediately available funds to such account or accounts as the Seller Representative shall designate in the aggregate amount of Four Hundred Fifty Thousand Dollars ($450,000) (“First Payment”). The Seller Representative shall require that thirty thousand dollars ($30,000) of the First Payment (“Holdback Amount”) be delivered on behalf of the Seller by wire transfer to a single account designated by the Seller Representative to satisfy potential future obligations of the Seller including, without limitation, attorneys’ fees and costs. The Holdback Amount shall be held on behalf of each Member in accordance with their Membership Interests with the Seller Representative to determine the use of said Holdback Amount in his sole discretion. When the Seller Representative deems it appropriate in his sole discretion, any remaining amounts distributed from the Holdback Amount to the Members shall be distributed to the Members pro rata based on their respective Membership Interests. Members agree to release and hold harmless Seller Representative from any and all Losses or other liabilities and claims related to the Seller Representative’s use of the Holdback Amount.

1.4 Liabilities.

(a) Assumed Liabilities. At Closing Buyer shall assume and agree to discharge only those Liabilities of Seller described in Schedule 1.4(a) (the “Assumed Liabilities”).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities.

1.5 Allocation. The Purchase Price shall be allocated in accordance with Exhibit 1.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 1.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Members shall contend or represent that such allocation is not a correct allocation.

1.6 Closing Date. The closing of the transactions contemplated hereunder (the “Closing”) will take place simultaneously with the execution of this Agreement (the “Closing Date”). The place of Closing shall be at the offices of Seller, or such other place as may be mutually agreed upon by the Parties. The Closing shall be effective as of the opening of business as of the Closing Date.

1.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller and Members, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)	a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 1.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)	an assignment of all of the Assets that are intangible personal property in the form of Exhibit 1.7(a)(ii) (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)	for each interest in Real Property identified on Schedule 1.1(a), a recordable warranty deed, an Assignment and Assumption of Lease in the form of Exhibit 1.7(a)(iii) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iv)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 1.7(a)(iv) executed by Seller;

(v)	such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)	noncompetition agreements in the form of Exhibit 1.7(a)(vi), executed by Seller and each Member (the “Noncompetition Agreements”);

(vii)	an escrow agreement in the form of Exhibit 1.7(a)(vii), executed by Seller and each Member and the escrow agent (the “Escrow Agreement”);

(viii)	a certificate executed by Seller and each Member to the accuracy of their representations and warranties as of the Closing; and

(ix)	a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of managers and members approving the execution and delivery of this Agreement and the consummation of the Acquisition and the change of name contemplated by Section 4.2 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Acquisition and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.

(b) Buyer shall deliver to Seller and Members, as the case may be:

(i)	the Escrow Agreement, executed by Buyer and the escrow agent,;

(ii)	the Assignment and Assumption Agreement executed by Buyer;

(iii)	the Noncompetition Agreements executed by Buyer;

(iv)	a certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing; and

(v)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of managers approving the execution and delivery of this Agreement and the consummation of the Acquisition and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Acquisition.

Together with this Agreement, all such agreements, certificates and documents shall constitute the “Acquisition Documents”.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER AND EACH OF THE MEMBERS

Seller and each Member solely for itself, individually (and not jointly and severally) represents and warrants, to Buyer that on and as of the date of execution of this Agreement and the Closing Date as follows:

2.1 Organization, Authority and Capacity; Subsidiaries.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Seller is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 2.1(a).

(b) Seller has the power and authority to own the Assets and to execute, deliver and perform the Acquisition Documents and to consummate the transactions contemplated hereby and thereby.

(c) Except as set forth on Schedule 2.1(c), Seller does not own any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or have any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents by Seller and the Members have been duly authorized by all necessary corporate or other entity action. The Acquisition Documents to be executed and delivered by Seller and the Members have been or will be at Closing, as the case may be, duly executed and delivered by Seller and Members, and constitute or will constitute at Closing the legal, valid and binding obligations of Seller and Members, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, to the knowledge of Seller and each Member, the execution, delivery and performance by Seller and Members of the Acquisition Documents to be executed and delivered by Seller or the Members, as applicable: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of organizational documents (including certificate or articles of organization and operating agreement) of Seller; (iii) will not conflict with, result in a breach of, constitute a default under or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which any Member, or Seller is subject or by which Seller or any Member or any of their assets or properties are bound; (iv) will not conflict with the terms of any agreement, instrument, license or permit to which any Member or Seller is a party or by which any Member, or Seller or any of their respective properties are bound; and (v) will not create any Encumbrances upon the Assets.

2.4 Governing Documents. True and correct copies of the certificate or articles of organization and all amendments thereto and operating agreement of Seller have been provided to Buyer. Buyer has previously been provided with access to Seller’s books and records and minutes, and such minutes accurately reflect in all material respects the proceedings of the board of directors or managers (and all committees thereof) and members of Seller. The record books of Seller, including without limitation, the books of account and minute books, are true and correct in all material respects.

2.5 Capitalization; Ownership of Membership Interests.

(a) Except as otherwise set forth in Schedule 2.5, each Member owns the membership interests of Seller set forth opposite such Member’s name on Schedule 2.5 free and clear of all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature. The membership interests of Seller owned by the Members constitute one hundred percent (100%) of the outstanding equity interests of Seller (the “Membership Interests”).

(b) No subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of membership interests of Seller is authorized or outstanding, there is not any commitment of Seller to issue any shares, membership interests, warrants, options or other such rights or to distribute to holders of any class of its membership interests any evidences of indebtedness or assets, and Seller does not have an obligation (contingent or other) to purchase, redeem or otherwise acquire any of its membership interests or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(c) Schedule 2.5 is a true and complete list of all outstanding membership interests of Seller, the names of the record holders thereof, and the number of membership interests held of record by each such holder.

2.6 Financial Statements.

(a) Attached hereto as Schedule 2.6(a) are the unaudited financial statements of Seller for the years ended December 31, 2006 and December 31, 2007, which reflect the results of operations and financial condition of Seller for such periods and at such dates (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except for (i) the omission of notes, (ii) the fact that the December 31, 2007 financial statements are subject to normal and customary year-end adjustments which are in conformance with historical adjustments by Seller and (iii) any exception that may be indicated in the notes to such financial statements (collectively, the “Exceptions”). The Financial Statements present fairly in all material respects the financial position of Seller as of the dates indicated and present fairly in all material respects the results of the operations of Seller for the periods then ended, and are in accordance with the books and records of Seller which have been properly maintained and are complete and correct in all material respects.

(b) None of the Members or Seller have: (i) admitted in writing an inability to pay their respective debts, generally as they become due; (ii) filed or consented to the filing of a petition in bankruptcy or a petition to take advantage of an insolvency act; (iii) made an assignment for the benefit of their creditors; (iv) consented to the appointment of a receiver for themselves or for the whole or any substantial part of their property; (v) had a petition in bankruptcy filed against them; or (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.

2.7 Absence of Certain Changes or Events. Except (i) as otherwise set forth in Schedule 2.7 hereto, (ii) as set forth in Seller’s Financial Statements, or (iii) as otherwise expressly contemplated in this Agreement since December 31, 2006, Seller has been operated only in the ordinary course of business, and Seller has not:

(i)	suffered any Material Adverse Change in working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

(ii)	paid, discharged or satisfied any material liability other than in the ordinary course of business;

(iii)	written off as uncollectible any account receivable other than in the ordinary course of business;

(iv)	compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(v)	entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

(vi)	made any material change in any method of accounting or accounting practice;

(vii)	sold, assigned or transferred any tangible asset other than in the ordinary course of business or any patents, trademarks, trade names, copyrights or other intangible assets;

(viii)	subjected any of its assets, tangible or intangible, to any lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

(ix)	increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Seller other than in the ordinary course of business, or made any loans or advances to, or guarantees for the benefit of, any Person;

(x)	hired, committed to hire or terminated any employee other than in the ordinary course of business;

(xi)	entered into any contract or agreement that prohibits it from freely engaging in any business or activities or from competing anywhere in the world, or using any intangible rights;

(xii)	redeemed or repurchased any equity security, or issued, sold or transferred any equity securities or any securities convertible, exchangeable or exercisable into other equity securities, or options or other rights to acquire its membership interests or other equity securities;

(xiii)	sold or otherwise transferred any interest in the Assets other than in the ordinary course of business; or

(xiv)	committed or agreed, whether in writing or otherwise, to take any of the foregoing actions described in this Section 2.7.

2.8 No Undisclosed Liabilities. Except (i) as listed on Schedule 2.8 hereto, (ii) for vendor invoices which have not been received by Seller for payables relating to services rendered to Seller in the ordinary course of business or (iii) as reflected in the Financial Statements, Seller has no Liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are greater than $25,000 either individually or in the aggregate.

2.9 Litigation, etc. Except as listed on Schedule 2.9 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against Seller. To the knowledge of the Members, (i) no such matter described in the previous sentence is threatened against Seller and there is no substantial basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending that involve Seller. There are no judgments against or consent decrees binding on Seller.

2.10 No Violation of Law.

(a) Except as outlined in Schedule 2.10, to the knowledge of each Member and Seller, neither any Member nor Seller has been or is currently in material violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices.

(b) To the best of the knowledge of each Member and Seller, neither any Member nor Seller is currently subject to or has been assessed any material fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local Law, nor has any Member or Seller received any notice of such noncompliance.

2.11 Real and Personal Property.

(a) Seller, (i) has good and valid title to all of the personal and mixed, tangible property, rights and assets which it purports to own, and (ii) owns such rights, assets and personal property free and clear of all Encumbrances (except for current year ad valorem taxes.) All of the Assets, whether owned or leased, are in the possession and control of Seller. No Affiliate of Seller, has any claim or interest in any of the rights or assets that are used or useful in the business conducted by Seller or in any operations that are similar to or competitive with that business, even if geographically distant.

(b) Seller has valid and binding subleases for all real property leased by Seller, copies of which have been provided to Buyer. Seller is (i) current with respect to all payments due under such subleases; (ii) Seller has complied in all material respects with its obligations under such subleases, and (iii) there are no material defaults on the part of Seller, and to the knowledge of the Members on the part of any other party under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such sublease or permit the termination, modification or acceleration of rent thereunder. Buyer has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the Real Property.

(c) The Assets and the premises at which Seller operates its business are in good operating condition and repair, ordinary wear and tear excepted, and the Assets include all rights, properties, interests in properties, and assets necessary to permit Seller to conduct its business as presently conducted.

(d) None of the Members or Seller are in receipt of any notice of any violation of the rights of others with respect to the Intellectual Property Assets. Seller owns all right, title and interest in, or has the right to use pursuant to a license agreement , all Intellectual Property Assets. The operating and applications computer software programs and databases used by Seller in the conduct of its business (collectively, the “Software”) are sufficient in all material respects for the needs of the business. Seller owns or holds valid licenses to all copies of the Software, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. To the knowledge of the Members and Seller, none of the Software owned by Seller infringes upon or violates any patent, registered copyright, trade secret or other proprietary right of any other Person in the United States and no claim with respect to any such infringement or violation is threatened. Seller has not disclosed any person’s private, confidential, or personally identifiable information to any other person or entity, except as specifically authorized by the person who is the subject of the information or as authorized or permitted by law. Seller has not sold to any third party, or permitted any third party to have access to, any person’s private, confidential, or personally identifiable information for pecuniary gain or for any reason other than a legitimate business reason. Seller maintains certain data, including personal information, in a computerized system, and is not aware of any breach of the security of such system.

2.12 Contracts and Commitments. Seller has delivered to Buyer true and complete copies of all of the Seller Contracts. The Seller Contracts are valid and effective in accordance with their terms, and there is not under any of such Seller Contract (i) any existing or claimed material default or breach by Seller, or (ii) to the knowledge of Seller, any existing or claimed material default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of any Seller Contract that would have a material adverse effect on Seller, and its respective business, finances or otherwise. There is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Contracts.

2.13 Employment and Labor Matters.

(a) Schedule 2.13 sets forth a list of all current and former (within the last 12 months) full-time and part-time employees or consultants of Seller, broken down by location and which includes the name, title or position, salary, bonus and benefits information for each such person (the “Business Employees”).

(b) Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(c) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of Seller pending or, to the knowledge of the Members, threatened before any federal, state or local agency or court that could reasonably be expected to have a Material Adverse Effect on Seller or its respective business or the Assets, financial or otherwise, and, to the knowledge of the Members, no basis for any such matter exists;

(d) Seller is not a party to any union or collective bargaining agreement, and, to the knowledge of Seller, no union attempts to organize the Business Employees have been made, nor are any such attempts now threatened.

(e) Seller has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of the Business Employees.

(f) Except as set forth in Schedule 2.13(f), Seller will not incur any liability or obligation to any Business Employees as a result of the sale of the Assets hereunder.

2.14 Employee Benefit Programs. Other than as provided pursuant to that certain Professional Services Agreement with Gevity HR, Inc. (the “Professional Services Agreement”), Seller does not maintain or contribute to and have not maintained or contributed to, any employee benefit plan, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an “Employee Benefit Program”). Seller has no obligations or liabilities with respect to any Employee Benefit Programs, except pursuant to that certain Professional Services Agreement.

2.15 Insurance Policies.

(a) The attached Schedule 2.15 lists each material insurance policy maintained by Seller. All of such insurance policies are in full force and effect, and to Seller and each Member’s knowledge, Seller is not in material default with respect to its obligations under any of such insurance policies. To its knowledge, Seller maintains all necessary insurance policies that are (i) required by any Law applicable to Seller or (ii) required by any contract or agreement entered into by Seller.

2.16 Environmental Matters.

(a) To the knowledge of Seller and the Members, there are no present or past Environmental Conditions relating to or which could in any way materially and adversely affect the Assets. For purposes of this Agreement, “Environmental Condition” means (i) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, and (ii) any noncompliance with any federal, state or local environmental Law or order as a result of or in connection with any of the foregoing.

(b) To the knowledge of Seller and the Members, Seller (and its respective businesses and operations) is in compliance with all applicable Environmental Laws, and Seller has not received any communication from any governmental entity that alleges that it is not in compliance with applicable Environmental Laws.

2.17 Taxes.

Except as set forth in Schedule 2.17(a):

(a) with respect to any tax obligations or as reflected in the Financial Statements, there does not exist any liability for Taxes which may be asserted by any taxing authority against, and no encumbrance for Taxes will attach to any of the Assets. All Tax

Returns required to be filed prior to the date hereof by Seller have been filed (other than Tax Returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete in all material respects, and all amounts shown as owing thereon have been paid.

(b) none of the Members or Seller have received notice of any Tax claims being asserted or any proposed assessment by any taxing authority and no Tax Returns of Seller have been audited by the Internal Revenue Service (the “IRS”) or the appropriate state agencies for any fiscal year or period ended prior to the date hereof, and Seller is not presently under, nor have they received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Seller has not executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect and is not the beneficiary of any extension of time within which to file any Tax Return.

(c) Seller and all of its respective predecessors in interest have withheld or collected from each payment made to any Person the amount of all Taxes required to be withheld or collected therefrom and Seller and any of its respective predecessors in interest has paid the same to the proper tax depositories or collecting authorities.

(d) Seller has been taxed as a partnership for federal and state income tax purposes at all times during its respective existence and has not made any election to be treated as other than a partnership pursuant to Treas. Reg. Section 301.7701-3.

(e) Seller is not a party to any agreement, contract, arrangement or plan that constitute any part of a non-qualified deferred compensation plan within the meaning of Section 409A of the Code.

(f) Seller has provided to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2005.

2.18 Licenses and Authorizations.

(a) Seller has provided complete and correct copies of all governmental authorizations, licenses, accreditations, permits and other authorizations (“Governmental Authorizations”) to Buyer.

(b) No violation, default, order or deficiency exists with respect to Governmental Authorizations. Neither Seller nor any Member has received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over any Governmental Authorization, to revoke, withdraw or suspend any license, right or authorization. To the knowledge of Seller and the Members, no event has occurred which would constitute grounds for a material violation, order or deficiency with respect to any Governmental Authorization or to revoke, withdraw or suspend any such Governmental Authorization. Except as listed on Schedule 2.18(a), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization by reason of the Acquisition.

2.19 Inventories. Seller has provided Buyer with a true and correct of all Inventory of Seller.

2.20 Business Relationships.

(a) Except as disclosed on Schedule 2.20, to Seller’s and each of the Member’s knowledge (i) Seller has not received a written notice of termination of any written agreements from its top twenty (20) customers by dollar volume year to date in 2007 (“Top Customers”); (ii) no notice of termination of any oral agreements has been tendered by a Top Customer directly or indirectly to a senior officer of Seller which refers only to Behn Wilson, James Buscarini, Vonesa Wenzell, Joe McCullough or Michelle McCullough; (iii) there are no complaints, claims or threats of the Top Customers to Seller which would result in a reduction of sales from the Top Customers in excess of Fifty Percent (50%) or more for each Top Customer; (iv) Seller is not presently responding to any requests for proposals issued by any Top Customers; and (v) outside of the ordinary course of business, there are no material service issues which may curtail the relationship of a Top Customer with Seller.

(b) Schedule 2.20(b) contains a complete and accurate list of all contracts, agreements, commitments and instruments of Seller of any arrangement relating to the sale of the Seller’s products and/or services to its customers; and

(c) The Seller and the Members have no knowledge of any present or future condition or state of facts or circumstances which would prevent Buyer from carrying on Seller’s business after the Closing Date in the same manner as it is presently being carried on.

2.21 Absence of Certain Business Practices. Except as set out on Schedule 2.21, neither Seller nor any officer, director, manager, employee or agent of Seller, nor to the knowledge of any of the Members, any other person or entity acting on behalf of Seller, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any supplier, customer, governmental employee or other person or entity with whom Seller has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither Seller, nor, to the knowledge of the Members, any officer or manager thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities’ funds or been reimbursed from the entities’ funds for any such payment, or is aware that any other person associated with or acting on behalf of Seller have engaged in any such activities.

2.22 Accounts Receivable. Except as set forth in Schedule 2.22, the accounts receivable reflected in the most recent balance sheet for Seller, separately included in the Financial Statements referred to in Section 2.6 hereof, and all accounts receivable arising between December 31, 2004 and the date hereof, arose from bona fide transactions in the ordinary course of business and are consistent with Seller’s fee schedule. Except as set forth in Schedule 2.22, the accounts receivable reflected on such balance sheet, have been properly recorded and reserved against consistent with GAAP, except with respect to the Exceptions. No such account receivable has been assigned or pledged to any other person, firm or corporation.

2.23 Related Party Transactions. Except as set forth in Schedule 2.23 hereto, there are no existing arrangements or proposed transactions between Seller and (i) any equity holder, officer, director, manager or other Affiliate of Seller, or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a “Related Party”), (ii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which Seller regularly does business. Schedule 2.23 describes all affiliated services provided to or on behalf of the Members and such Affiliates (and Related Parties) by Seller and all affiliate transactions or agreements, arrangements or understandings among Seller and the Members or their Affiliates (and Related Parties).

2.24 No Commissions. Neither the Members nor Seller have incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.25 Indebtedness. Except as set forth on Schedule 2.25, Seller is not subject to any Indebtedness. Schedule 2.25 details the outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness.

2.26 Distributions. Except as set forth on Schedule 2.26, since January 1, 2007, Seller has not declared set aside or paid any dividend or made any distribution of cash or other property or assets to any equity holder of Seller or made any other payment to any other equity holder of Seller in their capacity as such.

2.27 Customer Credit Balance Accounts. The Customer Credit Balance Account statement, attached hereto as Schedule 2.27, identifies all customers of Seller that have AR Credit Balances and the aggregate amount of such AR Credit Balance for each such customer as of the last balance sheet issued by Seller which as been determined in a manner consistent with past practice.

2.28 Statements True and Correct. No representation or warranty made herein by Seller or any Member, nor in any statement, certificate or instrument executed and delivered to Buyer by Seller or any Member pursuant to any Acquisition Document, contains or will contain (with respect to any Acquisition Document signed at a later date) any untrue statement of material fact or intentionally omits or will intentionally omit to state a material fact necessary to make these statements contained herein and therein not misleading in light of the circumstances in which they were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Members as follows:

3.1 Organization, Authority and Capacity. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in the State of Florida and in each jurisdiction in which a failure to be so qualified or in good standing would have a Material Adverse Effect on its ability to perform its obligations under the Acquisition Documents.

3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Buyer’s charter or bylaws; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer is a party or by which Buyer or any of their respective properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which any of Buyer’s properties are bound.

3.4 No Commissions. The Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.5 Statements True and Correct. No representation or warranty made herein by Buyer, nor in any statement, certificate or instrument executed and delivered to Seller or the Members by Buyer pursuant to any Acquisition Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading in light of the circumstances in which they were made.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Public Announcements. Each Party hereto agrees (i) not to disclose any aspect of the discussions, negotiations, terms, status or conditions relating to the transactions contemplated herein to any third party other than their respective bankers, attorneys, auditors, officers, directors, authorized employees and authorized representatives and then only on a need to know basis and shall cause and require all such persons to whom such information is disclosed to abide by the provisions of this Section 4.1, and (ii) not to issue any press release or other general public announcement (including in any trade journal or other publication) of the transaction, in either case, without providing the other parties hereto the opportunity to review and comment on, and using reasonable efforts to agree upon, any such press release or public announcement. Nothing in this Section 4.1 shall prohibit any party from making disclosure which its counsel deems reasonably necessary or advisable in order to satisfy such party’s disclosure obligations required by law. Seller and the Members acknowledges that Buyer may issue a press release promptly upon the execution of this Agreement in a form consented to in writing by Seller, such consent not to be unreasonably withheld or delayed, and Seller and the Members agree that Buyer shall file its 8-K, 10-Q, 10-K and like filing without their prior notice to or consent.

4.2 Use of Names. On and after the Closing Date, Seller and the Members shall cease to use the name “SelectMRI” or any derivation thereof or other name confusingly similar thereto for any commercial or other public purpose without the prior written consent of Buyer. Within thirty (30) days of the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name or the name of any Affiliate of Buyer to Seller’s present name.

4.3 Tax Matters. Any and all Taxes incurred by Seller in connection with the sale of the Assets pursuant to this Agreement shall be borne by Seller. Seller shall prepare and file, at its own expense, all necessary tax returns and other documentation with respect to all such Taxes.

4.4 Title Search; Discharge of Encumbrances. Seller shall have (i) used commercially reasonable efforts to ascertain all Encumbrances, if any, to which the Assets are subject, (ii) notified Buyer in writing of the nature and extent thereof, and (iii) discharged all such Encumbrances.

4.5 Transfer Taxes. Seller shall pay (a) all transfer and documentary taxes and fees imposed, if any, with respect to instruments of conveyance in the transaction contemplated hereby and (b) all sales, excise and other transfer or similar taxes on the transfer of the shares contemplated hereunder, if any. Buyer and Seller shall cooperate with one another in promptly making any filings in connection with any such taxes. Buyer or Seller, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary sales, or excise tax.

4.6 Inter-company Debt. Seller and the Members have caused all inter-company debt between ZoneCare USA of Delray LLC, Speedy Re-employment LLC and Seller existing to be paid prior to the date hereof.

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Acquisition is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of Seller and the Members set forth in this Agreement, or any document or instrument delivered to Buyer hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

5.2 Performance; Covenants. All of the terms, covenants and conditions of the Acquisition Documents to be complied with or performed by Seller and/or the Members at or prior to Closing shall have been complied with and performed in all respects.

5.3 Necessary Contracts. That certain Membership Interest Purchase Agreement between Buyer and ZoneCare USA of Delray LLC and that certain Membership Interest Purchase Agreement between Buyer and Speedy Re-employment, LLC shall have been fully executed and agreed to.

5.4 Necessary Consents and Approvals. Unless otherwise waived by Buyer, the Buyer shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law shall have expired, necessary in order for Buyer to consummate the Acquisition.

5.5 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the Acquisition, or which is related to Seller, if such action, proceeding, investigation or legislation, in the reasonable judgment of Buyer or its counsel, would make it inadvisable to consummate such transactions.

5.6 Legal Opinion. Buyer shall have received an opinion of counsel to Seller substantially in the form attached as Exhibit 5.6.

5.7 Agreements with Key Persons. Employment agreements and/or non-competition agreements (in a form acceptable to Buyer) shall be executed with certain key owners, managers or employees (the “Key Persons”) of Seller, which such Key Persons shall be set forth in Schedule 5.7.

5.8 Waiver. Any conditions set out in this Article 5 which are not satisfied at Closing shall be deemed waived by the Buyer if the Buyer elects to close this transaction without the condition being satisfied.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to close the Acquisition are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

6.2 Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 No Injunction, Etc. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

6.4 Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.5 Waiver. Any conditions set out in this Article 6 which are not satisfied at closing shall be deemed waived by Seller if Seller elect to close this transaction without the condition being satisfied.

6.6 Credit Card Debt. On or prior to the Closing Date, Behn Wilson shall receive a payment in full for all of the American Express credit card expenses which Mr. Wilson incurred on behalf of Seller as it relates to the assets being conveyed to Buyer.

6.7 Guarantors. Behn Wilson and Patricia Wilson shall be removed as guarantors on the Professional Services Agreement with Gevity HR, Inc.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties. All covenants, representations and warranties made by each of the Parties hereto in the Acquisition Documents or pursuant thereto or in any certificate delivered pursuant thereto shall survive the Closing Date as follows: (i) until the 60th day after the Buyer’s receipt of Seller’s 2008 audited financial statements or fifteen (15) months from the Closing Date, whichever is earlier, (ii) with respect to any Loss arising from or related to a breach of Section 2.17 (Taxes) until the 30th day after expiration of the statute of limitations applicable to such Loss, and (iii) with respect to any Loss arising from or related to a breach of a Seller’s Fundamental Representation or Buyer’s Fundamental Representation or any fraudulent or intentional misrepresentations, such representations and warranties shall survive forever.

7.2 Indemnification by Buyer.

(a) For the period commencing on the Closing Date and ending upon the expiration of the period specified in Section 7.1 of this Agreement, Buyer shall, subject to the limitations set forth in this Article 7, indemnify, defend and hold harmless Seller and the Members, and their respective directors, officers, employees, shareholders, managers, members, attorneys, accountants and agents (collectively, “Seller Indemnified Parties”) against and in respect of all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) sustained or incurred by any of the Seller Indemnified Parties that arise out of any breaches of Buyer’s representations, warranties, covenants or agreements set forth in this Agreement or any certificate delivered pursuant hereto.

(b) Any payments pursuant to this Section 7.2 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

7.3 Indemnification by Seller.

(a) Except as set forth herein, for the period commencing on the Closing Date and ending upon the expiration of the periods specified in Section 7.1 of this Agreement, Seller and the Members shall, subject to the limitations set forth in this Article 7, indemnify, defend and hold harmless Buyer and its members, managers, officers, employees, attorneys, accountants and agents (collectively, “Buyer Indemnified Parties”) against and in respect of all Losses sustained or incurred by any of the Buyer Indemnified Parties that arise out of:

(i)	any breaches of the Members’ or Seller’s representations, warranties, covenants or agreements (in the case of any covenants or agreements made by Seller, solely with respect to covenants or agreements to be performed on or prior to the Closing Date) set forth in the Acquisition Documents or any certificate delivered pursuant thereto; and

(ii)	except as set forth in Schedule 7.3(a)(ii) any Tax of Seller ending on or before the Closing and the pro rata portion through the effectiveness of the Closing.

(b) Any payments pursuant to this Section 7.3 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

7.4 Notice and Payment of Claims.

(a) Notice. A Seller Indemnified Party or Buyer Indemnified Party, as the case may be, claiming a right to indemnification hereunder (the “Indemnified Party”) shall notify the party from whom it is seeking indemnification (the “Indemnifying Party”) within a reasonable period of time after it becomes aware of facts tending to support a claim for indemnification under this Article 7, and shall provide the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Loss associated with such claim. The failure by an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by the Indemnified Party’s failure to give such notice in a timely manner or failure to provide such information or documentation, as the case may be.

(b) Payment. In the event a claim for indemnification under this Article 7 shall have been finally determined, the amount of the related Loss shall be paid by the Indemnifying Party to the Indemnified Party, in immediately available funds in the currency in which such Losses were denominated, within three business days after such final determination to a bank account specified in writing by the Indemnified Party to the Indemnifying Party no later than five business days prior to the date such payment is due. Any claim, and the liability for and amount of Loss therefor, shall be deemed to be “finally determined” for purposes of this Section 7.4(b) when the parties to such action have so determined by mutual agreement or, if disputed, when a final written determination concerning the amount of the related Losses and the Indemnifying Party’s liability therefore has been rendered.

(c) Escrow. From and after the Closing, any indemnification to which the Buyer Indemnified Parties are entitled under this Agreement shall be satisfied first by recouping such Losses from the Escrow Amount in accordance with the terms and conditions of this Agreement and the Escrow Agreement, and thereafter, subject to the terms and conditions of this Agreement, the Buyer Indemnified Parties may proceed directly against Seller and/or the Members with respect to such Losses. Upon expiration of the period set forth in Section 7.1(iii), and assuming there are no indemnification obligations claimed by Buyers in good faith or the Company (the “Escrow Release Date”), Buyer and the Seller Representative shall direct the Escrow Agent to release to the Seller Representative (on behalf of Seller, which amounts shall then be paid over to Seller by the Seller Representative) the then remaining balance of the Escrow Amount less the aggregate amount of all claims specified in any then unresolved good faith claims for payment therefrom made by the Buyer pursuant to this Agreement. To the extent that on the Escrow Release Date any amount has been reserved and withheld from the distribution from the Escrow Amount on account of any unresolved claim for payment made by Buyer and, subsequent to such date, such claim is resolved, Buyer and the Seller Representative shall promptly direct the Escrow Agent to release (i) to the Buyer that amount, if any, due in respect of such claim as finally determined pursuant to this Agreement and (ii) to the Seller Representative (on behalf of Seller, which amounts shall then by paid over to Seller by the Seller Representative) an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim less the payments, if any, made pursuant to the immediately preceding clause (i).

(d) Third Party Claims. In the event that an Indemnifying Party may be required to indemnify an Indemnified Party against any claim or legal action made or brought by a third party, indemnification shall be provided in accordance with the following procedures:

(i)	upon receipt by an Indemnified Party of notice of the commencement of any action by a third party (a “Third Party Claim”) against it, such Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this Article 7, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, and in no event later than ten days after the Indemnified Party shall have been served with process, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim has been prejudiced by the Indemnified Party’s failure to give such notice in a timely manner;

(ii)	the Indemnifying Party will be entitled, to the extent permitted by applicable law, to participate in the defense of such Third Party Claim and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. Following notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party conducts such defense, be liable to the Indemnified Party under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, unless (X) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (Y) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party;

(iii)	if the Indemnifying Party assumes the defense of a Third Party Claim, (A) it will be conclusively established for purposes of this Agreement that the claims made in the Third Party Claim are within the scope of and subject to indemnification under this Article 7 and (B) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of laws, statutes, regulations or any violation of the rights of any Person, and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party;

(iv)	in the event that the Indemnifying Party timely defends, contests or otherwise protects the Indemnified Party against a Third Party Claim, the Indemnified Party shall nevertheless have the right to, but shall not be obligated to, participate at its own expense in the defense of the Third Party Claim with counsel of its own choosing; and

(v)	in the event the Indemnifying Party fails to defend, contest or otherwise protect against any Third Party Claim in a timely matter, the Indemnified Party may, but shall not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and shall be entitled to recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party subsequently undertakes the defense of such matter, the Indemnified Party shall not be entitled to recover from the Indemnifying Party its costs thereafter incurred in the defense thereof other than the reasonable cost of investigation undertaken by the Indemnified Party and reasonable cost of providing assistance.

7.5 Limitation on Liability. Notwithstanding any other provisions contained in this Agreement or any other related transaction documentation to the contrary, in no event shall Seller’s or the Members’ liability for Losses or the compensation for Losses and any other related liabilities to the Buyer, its parent, affiliates, subsidiaries, members, managers, officers or other related parties (collectively, “Buyer Parties”) for any and all claims which the Buyer Parties have or may have against Seller under this Agreement including, without limitation, any liability pursuant to the indemnification obligations set forth in Section 7.3 of this Agreement (collectively, “Claims”) exceed in the aggregate the Escrow Amount (the “Cap Amount”); provided that the Cap Amount shall not apply to any Loss arising from (a) any fraud by Seller or any one of the Members (and in the event of such fraud, such recourse shall be sought or granted solely against the particular Seller or the individual Member committing such fraud); or (b) any breach of any Seller’s Fundamental Representation (collectively, the “Cap Exceptions”). In addition to the foregoing, Buyer shall only be entitled to pursue its Claims relating to or arising out of this Agreement or in connection with the transactions contemplated hereby including, without limitation, any claims relating to environmental, health or safety matters or in any exhibit, schedule or certificate delivered hereunder, against the actual Escrow Amount held in Escrow pursuant to the terms of the Escrow Agreement, provided, however, that any Claim relating to the Cap Exceptions shall not be limited to the Escrow Amount. In addition to the foregoing, only the permitted claims against the Cap Amount held in Escrow as set forth herein may be pursued by the Buyer jointly and severally against Seller and the Members only with respect to the actual funds related to the Escrow Amount. The aforementioned limitations shall apply mutatis mutandis, to any such Losses which Seller or Members seek to recover from Buyer for any breach of any of Buyer’s representations and warranties (other than a breach of any of the Buyer’s Fundamental Representations and any fraud of Buyer Parties).

Except as otherwise delineated in this Section 7.5, Buyer may not avoid the limitations on liability set forth in this Article 7 by seeking damages against Seller or any Member for breach of contract, tort or pursuant to any other theory of liability and the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, and agrees to indemnify Seller and each Member from and against any and all rights, claims and causes of action it may have against Seller or each Member relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise, including without limitation, any rights, claims or causes of action with respect to any environmental, health or safety matters (including, without limitation, all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Law); provided that the foregoing restriction will not apply to any claim that is based on fraud or breach of any Seller’s Fundamental Representations by any Person (and in the event of such fraud or breach of any Seller’s Fundamental Representations, such recourse shall be sought or granted solely against the Person or Persons committing such fraud or breach of Seller’s Fundamental Representations).

7.6 Deductible. The Seller and the Members shall not have any liability (for indemnification or otherwise, including defense costs) with respect to Losses sustained or incurred by any of the Buyer Indemnified Parties that arise out of any breaches of Seller’s or the Members’ representations or warranties set forth in this Agreement or any certificate delivered pursuant hereto unless and until the aggregate amount of the Losses sustained or incurred by the Buyer Indemnified Parties by reason of all such breaches are in excess of a $3,080 aggregate deductible (the “Deductible Amount”), after which point Seller and Members will be obligated only to indemnify, defend and hold harmless the Buyer Indemnified Parties pursuant to the terms of this Agreement against and in respect of the amount by which such Losses exceed the Deductible Amount, subject to the applicable limitation of liability set forth in Section 7.5 of this Agreement; provided that there shall be no Deductible Amount for any Loss arising from (a) any material breach of Sellers’ or Members’ covenants hereunder or in any other Acquisition Document, (b) any fraudulent or intentional misrepresentations of Seller or any Member, or (c) any breach of any Seller’s Fundamental Representation or Section 2.11(e) (Intellectual Property Assets). The aforementioned limitations shall apply, mutatis mutandis, to any such Losses which Seller or Members seek to recover from Buyer for any breach of any of Buyer’s representations and warranties (other than the Buyer’s Fundamental Representations) and the Buyer’s Fundamental Representations, as applicable.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Notices.

(a) Any notice sent in accordance with the provisions of this Section 8.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to Seller or any Member:	Behn Wilson
P.O. Box 8049
Delray Beach, Florida 33483

Copy to Counsel:	Kluger, Peretz, Kaplan & Berlin, P.L.
2385 N.W. Executive Center Drive
Suite 300
Boca Raton, Florida 33431
Attention: Jonathan D. Louis
Telecopy Number: 561-998-0047

If to the Buyer:	Monitor Clipper Partners
[INSERT ADDRESS]
Attention: Paul Maxwell
Telecopy Number:

Copy to Counsel:	MSC – Medical Services Company
841 Prudential Drive, Ste. 900
Jacksonville, FL 32207

Attention: Tim Crass, General Counsel
Telecopy Number: 904-224-2307

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.1.

8.2 Expenses. Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including but not being limited to, the fees of attorneys and accountants retained by that party incident to the negotiation, preparation and execution of this Agreement.

8.3 Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

8.4 Waiver. Any failure on the part of any Party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other Party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.5 Assignment. This Agreement shall not be assignable by any of the Parties hereto without the written consent of all other Parties, provided that Buyer may assign its rights and obligations under this Agreement without the consent of Seller or the Members to any direct or indirect subsidiary or Affiliate of Buyer or to any Person that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer or the sole shareholder of Buyer. No such assignment shall relieve Buyer of its obligations hereunder.

8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

8.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

8.8 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the Parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the Party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

8.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

8.10 Counterparts; Deliveries by Facsimile or Electronic Mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any other Acquisition Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or digital imaging or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of Buyer, on the one hand, or the Seller Representative, on the other, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

8.11 Brokers. Seller and the Members shall hold harmless and defend Buyer and its Affiliates, and Buyer shall indemnify, hold harmless and defend Seller and the Members from and against the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

8.12 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to and shall not benefit any Person other than the Parties hereto create any third party beneficiary right in any such other Person.

ARTICLE 9

SELLER REPRESENTATIVE

9.1 Seller Representative. By the execution and delivery of this Agreement, Seller and each Member hereby irrevocably constitutes and appoints Behn Wilson, as the true and lawful agent and attorney-in-fact (the “Seller Representative”) of Seller and each Member with full powers of substitution to act in the name, place and stead of Seller and each Member with respect to the performance on behalf of Seller and each Member under terms and provisions of the Acquisition Documents including the Escrow Agreement as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under the Acquisition Documents, including, without limitation, the power to:

(a) act for Seller and the Members with respect to all matters referred to in the Acquisition Documents, including all adjustments to the Purchase Price and all indemnification matters set forth herein and the right to compromise or settle any such claims on behalf of Seller and the Members;

(b) amend or waive any provision of the Acquisition Documents (including any condition to Closing);

(c) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Seller Representative and rely on their advice and counsel;

(d) incur any expenses, liquidate and withhold assets received on behalf of Seller and the Members prior to their distribution to the Members to the extent of any amount which the Member Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(e) receive all notices, communications and deliveries hereunder on behalf of Seller and the Members under the Acquisition Documents; and

(f) do or refrain from doing any further act or deed on behalf of Seller and the Members which the Seller Representative deems necessary or appropriate, in his or her sole discretion, relating to the subject matter of the Acquisition Documents as fully and completely as Seller or any of the Members could do if personally present and acting and as though any reference to Seller or any of the Members in the Acquisition Documents were a reference to the Seller Representative.

The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Seller and each Member in all matters referred to in the Acquisition Documents. The Seller and each Member hereby ratifies and confirms all that the Seller Representative shall do or cause to be done by virtue of such Seller Representative’s appointment as Seller Representative of Seller and each Member. The Seller Representative shall act for Seller and each Member on all of the matters set forth in the Acquisition Documents in the manner the Seller Representative believes to be in the best interest of Seller and the Members, but the Seller Representative shall not be responsible to Seller or any Members for any loss or damage Seller or any Members may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under the Acquisition Documents. The Seller Representative’s obligations hereunder are subject to the Written Consent of the Members of Seller, dated as of the Effective Date which indemnification terms are incorporated herein by reference. The Seller and each Member hereby expressly acknowledges and agrees that the Seller Representative is authorized to act on behalf of Seller and each Member notwithstanding any dispute or disagreement among Seller and/or any of the Members, and that any person shall be entitled to rely on any and all action taken by the Seller Representative under the Acquisition Documents without liability to, or obligation to inquire of, Seller or any of the Members. If the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the person which Seller and the Members appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then Seller or any Member shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative. The Seller and each Member does hereby agree to jointly and severally indemnify and hold the Seller Representative harmless from and against any and all liability, loss, cost, action, cause of action, damage, suits, debts, dues, sums of money, account reckonings, bills, covenants, contracts and agreements whatsoever in law or equity, or expense (including, without limitation, attorneys’ fees and costs) reasonably incurred or suffered as a result of the performance of such Seller Representative’s duties under the Acquisition Documents.

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Signatures begin on the next page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

BUYER:

SELECTMRI ACQUISITION, LLC,

By:	M S C – Medical Services Company,
its sole member

By:	/s/ Joseph P. Delaney
Joseph P. Delaney
President

SELLER:

SELECTMRI LLC, a Florida limited liability company

By:	/s/ Rita Ayers
Rita Ayers
Managing Member

MEMBERS:

/s/ Rita Ayers
Rita Ayers

/s/ Michelle McCullough
Michelle McCullough

/s/ James Buscarini
James Buscarini

/s/ Vonesa Wenzel
Vonesa Wenzel

/s/ Roger Davis
Roger Davis

EXHIBIT A

DEFINITIONS

Except as otherwise provided herein, the capitalized terms used in this Agreement shall have the following meanings:

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition” shall have that meaning as is set forth in the recitals.

“Acquisition Documents” shall have that meaning as is set forth in Section 1.7.

“Affiliate” of any Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, “control” shall have the meaning provided by Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereto.

“Agreement” shall mean this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

“AR Credit Balance” shall have that meaning as is set forth in Section 2.27.

“Assets” shall have that meaning as is set forth in Section 1.1.

“Assignment and Assumption Agreement” shall have that meaning as is set forth in Section 1.7(a)(ii).

“Assignment and Assumption of Lease” shall have that meaning as is set forth in Section 1.7(a)(iii).

“Assumed Liabilities” has that meaning as is set forth in Section 1.4(a).

“Bill of Sale” shall have that meaning as is set forth in Section 1.7(a)(i).

“Business Employees” shall have that meaning as is set forth in Section 2.13(a).

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“Buyer” shall mean SelectMRI Acquisition, LLC, a Delaware limited liability company.

“Buyer’s Fundamental Representations” shall mean the representations and warranties set forth in Section 2.4 (Governing Documents), Section 3.1 (Organization, Authority and Capacity) and Section 3.2 (Authorization and Validity).

“Buyer Parties” shall have that meaning as is set forth in Section 7.5.

“Cap Amount” shall have that meaning as is set forth in Section 7.5.

“Cap Exceptions” shall have that meaning as is set forth in Section 7.5.

“Claims” shall have that meaning as is set forth in Section 7.5.

“Closing” shall have that meaning as is set forth in Section 1.6.

“Closing Date” shall have that meaning as is set forth in Section 1.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contract” shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Copyrights” shall mean all registered and unregistered copyrights in both published works and unpublished works.

“Customer Credit Balance Account” shall have that meaning as is set forth in Section 2.27.

“Deductible Amount” shall have that meaning as is set forth in Section 7.6.

“Employee Benefit Programs” shall have that meaning as is set forth in Section 2.14.

“Employee Plans” shall mean all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Encumbrance” shall mean any charge, claim, community, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” shall have that meaning as is set forth in Section 2.16(a).

“Environmental Laws” shall mean all applicable Laws relating to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, relating to (i) Releases of Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or (iii) management of asbestos in buildings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have that meaning as is set forth in Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Agent” shall mean that independent banking institution named as such in the Escrow Agreement.

“Escrow Agreement” shall mean that certain Escrow Agreement among Buyer, Seller, the Members and Escrow Agent, the form of which is attached hereto as Exhibit 1.7(a)(vii).

“Escrow Amount” shall have that meaning as is set forth in Section 1.3(a).

“Escrow Release Date” shall have that meaning as is set forth in Section 7.4(c).

“Exceptions” shall have that meaning as is set forth in Section 2.6(a).

“Excluded Assets” shall have that meaning as is set forth in Section 1.2.

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“Exhibits” shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“Financial Statements” shall have that meaning as is set forth in Section 2.6(a).

“GAAP” shall have that meaning as is set forth in Section 2.6(a).

“Governing Documents” shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Body” shall mean any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Ground Lease” shall mean any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Hazardous Materials” shall mean (i) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls, radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (ii) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import under any Environmental Laws; and (iii) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or which may be the subject of liability under any Environmental Laws.

“Indebtedness” shall mean indebtedness of any kind or nature whatsoever of Seller, including, without limitation, capital leases.

“Indemnified Party” shall have that meaning as is set forth in Section 7.4(a).

“Indemnifying Party” shall have that meaning as is set forth in Section 7.4(a).

“Inventories” shall mean all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“Intellectual Property Assets” shall mean all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest.

“IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Key Person” shall have that meaning as is set forth in Section 5.7.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lease” shall mean any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, Tax, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Losses” shall have that meaning as is set forth in Section 7.2(a).

“Marks” shall mean Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications.

“Material Adverse Effect” (or “Material Adverse Change”) shall mean any change in or effect on the business of Seller that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, prospects, financial condition or results of operations of Seller, as the case may be, taken as a whole.

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“Member” and “Members” shall have that meaning as is set forth in the preamble.

“Membership Interests” shall have that meaning as is set forth in Section 2.5(a).

“Noncompetition Agreements” shall have that meaning as is set forth in Section 1.7(a)(vi).

“Patents” shall mean all patents, patent applications and inventions and discoveries that may be patentable.

“Party” and “Parties” shall have that meaning as is set forth in the preamble.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” shall have that meaning as is set forth in Section 1.3.

“Real Property” shall mean land together with all the property on it that cannot be moved, together with any attached rights.

“Real Property Lease” shall mean any Ground Lease or Space Lease.

“Record” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulatory Authorities” shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective affiliates.

“Related Party” shall have that meaning as is set forth in Section 2.23.

“Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

“Retained Liabilities” shall have that meaning as is set forth in Section 1.4(b).

“Seller” shall mean SelectMRI, LLC, a Florida limited liability company.

“Seller Contracts” shall mean all contracts, agreements, commitments and instruments (whether written or oral, contingent or otherwise) of Seller of or concerning the following matters:

(i)	the lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible) including the real property leases;

(ii)	the employment or engagement of any officer, director, manager, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

(iii)	any arrangement for the procurement of products and/or services from its network of vendors; and

(iv)	any other arrangement material to Seller’s business

“Seller’s Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization, Authority and Capacity; Subsidiaries), Section 2.2 (Authorization and Validity), Section 2.5 (Capitalization; Ownership of Membership Interests), Section 2.24 (No Commissions) and Section 2.26 (No Distributions).

“Seller Indemnified Parties” shall have that meaning as is set forth in Section 7.2(a).

“Seller Representative” shall have that meaning as is set forth in Section 9.1.

“Software” shall have that meaning as is set forth in Section 2.11(d).

“Space Lease” shall mean any lease or rental agreement pertaining to the occupancy of any improved space on any Real Property.

“Tangible Personal Property” shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Taxes” shall mean except for Schedule A, any federal or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

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“Tax Return” shall mean any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

“Third Party Claim” shall have that meaning as is set forth in Section 7.4(d)(i).

“Top Customers” shall have that meaning as is set forth in Section 2.20.

In addition to the terms defined in above, other capitalized terms used in this Agreement and not defined in this Exhibit A shall have the meanings ascribed thereto in the sections of this Agreement in which such terms are defined.

Schedule A

The definition of taxes in Exhibit A shall not apply to State Taxes including, without limitation, any state sales taxes.

Notwithstanding anything to the contrary stated in this Agreement, Buyer hereby agrees that it shall not seek any remedy under its indemnification rights hereunder or any other rights against the Seller or any Members, with respect to Losses related to any and all state tax claims, obligations or liabilities of Seller, including, without limitation any claims brought by any state regulatory authorities against Seller with respect to state taxes.

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EXHIBIT 1.5

ALLOCATION OF PURCHASE PRICE

COMPOSITE EXHIBIT 1.7

(a)(i) Form of Bill of Sale

(a)(ii) Form of Assignment and Assumption Agreement

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(a)(iii) Form of Assignment and Assumption of Lease

(a)(iv) Form of Assignment of Intellectual Property Assets

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(a)(vi) Form of Noncompetition Agreements

(a)(vii) Form of Escrow Agreement

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EXHIBIT 5.6

FORM OF OPINION OF COUNSEL

LIST OF DISCLOSURE SCHEDULES

1.1(a) – Tangible Personal Property

1.1(b) – Inventories

1.1(c) – Accounts Receivable

1.1(d) – Seller Contracts

1.1(e) – Governmental Authorizations

1.1(g) – Intellectual Property Assets

1.1(i) – Assigned Claims

1.1(j) – Assigned Rights

1.2(h) – Excluded Assets

1.4(a) – Assumed Liabilities

2.1(a) – Authorized Jurisdictions

2.1(c) – Subsidiaries

2.3 – Required Consents

2.5 – Membership Interests

2.6(a) – Financial Statements

2.7 – Certain Changes or Events

2.8 – Certain Liabilities

2.9 – Litigation

2.10 – Violations of Law

2.13 – Employment and Labor Matters

2.15 – Insurance Policies

2.17 – Tax Matters

2.18 – Required Governmental Consents

2.20 – Business Relationships

2.21 – Certain Business Practices

2.22 – Accounts Receivable

2.23 – Related Party Transactions

2.25 – Indebtedness

2.26 – Distributions

2.27 – Customer Credit Balance Accounts

5.7 – Employment and Non-Compete Agreements

7.3 (a)(ii) - Taxes